Exhibit 10.2

KIMBALL INTERNATIONAL, INC.

RESTRICTED SHARE UNIT AWARD AGREEMENT

THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (“Award Agreement”), dated the 7th day of May, 2018 (“Award Date”), is granted by KIMBALL INTERNATIONAL, INC., an Indiana corporation (“Company”), to Robert F. Schneider (“Employee”) pursuant to the terms of the Company’s 2017 Stock Incentive Plan or any successor plan (“Plan”).

WHEREAS, Employee, who is the Chief Executive Officer and Chairman of the Board of the Company, has notified the Board of Directors of the Company (the “Board”) of his decision to retire from both positions with the Company;

WHEREAS, the Board and the Compensation and Governance Committee of the Company (the “Committee”) believe it to be in the best interests of the Company and its share owners that Employee’s Executive Employment Agreement, amended and restated effective as of June 26, 2015 (as amended, the “Employment Agreement”), and certain other terms of Employee’s other benefit plans and programs be amended to ensure a smooth transition of Employee’s roles to one or more successors, to incentivize and motivate Employee to continue to work for and manage the Company's affairs and aligning his personal interests with those of the Company's share owners during the transition, and to secure his additional obligations as set forth in the Amendment to Executive’s Terms of Employment dated May 7, 2018 (the “Amendment”); and

WHEREAS, pursuant to the terms of the Amendment, the Committee has approved the grant of this Restricted Share Unit Award to Employee.

NOW THEREFORE, in consideration of these premises and of services to be performed by Employee, the Company hereby grants this Restricted Share Unit Award to Employee on the terms and conditions hereinafter expressed and subject to the terms of the Plan, the Employment Agreement and the Amendment.

1.	DEFINITIONS

A.
“Continuous Service” means, for the purpose of this Award Agreement, the absence of any interruption or termination in the employment of Employee by the Company or an Affiliate. Continuous Service will not be considered interrupted in the case of: (i) sick leave, military leave or any other leave of absence approved by the Company; or (ii) transfer between the Company and an Affiliate or any successor to the Company. This definition does not include service by Employee solely as a non-employee member of the Board.

B.
“Retirement” means, for the purpose of this Award Agreement, any termination of Employee’s Continuous Service, other than for Cause, occurring the later of: (i) October 31, 2018; or (ii) the effective date of the appointment by the Company of a new Chief Executive Officer.

C.
“Cause” means, with respect to termination of Employee’s Continuous Service, one or more of the following occurrences: (1) Employee’s willful and continued failure to perform substantially the duties or responsibilities of Employee’s position (other than by reason of Disability) or the willful and continued failure to follow lawful instructions of the Board, if such failure continues for a period of five days after the Company delivers to Employee a written notice identifying such failure; (2) Employee’s conviction of a felony or of another crime that reflects in a materially adverse manner on the Company or its markets or business operations; (3) Employee’s engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to the Company, or any misconduct that involves moral turpitude; or (4) Employee’s failure to uphold a fiduciary duty to the Company or its share owners.

2.	GRANT OF RESTRICTED SHARE UNITS

The Company hereby grants to Employee the right to receive a total of 33,265 Shares of Stock of the Company, subject to the terms and conditions set forth in this Award Agreement and the Plan (“Award”).

3.	VESTING

A.
The Award shall vest as follows: 17,301 shares shall vest on June 30, 2019 (the “Initial Vesting Date”), and 15,964 shares shall vest on June 30, 2020 (the “Final Vesting Date,” and with the Initial Vesting Date, each a “Vesting Date”), in each case if and only if the Committee, immediately prior to such Vesting Date, determines in its sole discretion that Employee has fulfilled all of his obligations pursuant to the terms of the Employment Agreement and the Amendment.

B.
Notwithstanding anything to the contrary set forth in the Plan or this Award Agreement, Employee will forfeit all rights with respect to any unvested portion of this Award if the Committee determines immediately prior to the applicable Vesting Date that Employee has not fulfilled his obligations pursuant to the terms of the Employment Agreement and the Amendment.

C.	If Employee ceases Continuous Service prior to the effective date of his Retirement for any reason other than his Disability or death, Employee will forfeit all rights with respect to this Award.

D.
Disability or Death. In the event of Employee’s Disability or death prior to the Final Vesting Date, a prorated portion of this Award will vest on the date of such Disability or death, calculated by multiplying the total number of Shares of Stock set forth in Section 2 by a fraction determined by:

•
Numerator = number of months between the Award Date and the Vesting Date prior to such Disability or death, including the month in which the Disability or death occurs, which shall be considered a full month.

•	Denominator = 26 months,
and subtracting any Shares of Stock that vested prior to the date of such Disability or death.

E.
Notwithstanding anything to the contrary set forth in the Plan or this Award Agreement, Employee shall forfeit any unvested Restricted Share Units awarded hereunder in the event that Employee breaches any of his employee and ancillary agreements, including without limitation, any confidentiality or non-solicitation obligation documented by agreement (collectively, “Employee Agreement”). In addition, for purposes herein, Employee shall be deemed to have breached an Employee Agreement if Employee seeks judicial intervention to limit or nullify the terms of such Employee Agreement.

F.
In the event that Restricted Share Units vest and Shares are issued to Employee under this Award Agreement and within twelve (12) months after the issuance of such Shares to Employee, (a) the Company identifies facts that would have resulted in a termination of Employee for Cause prior to the effective date of his Retirement, or (b) Employee breaches an Employee Agreement, then, in addition to the forfeiture under Section 3.E. of this Award Agreement, Employee agrees to repay the value of such Shares received under this Award Agreement within thirty (30) days of the date of written demand by the Company.

G.
Awards and any compensation or benefits associated therewith shall also be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 10D of the Exchange Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder; (ii) similar rules under the laws of any other jurisdiction; and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to Employee. This Award Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

4.	PHANTOM DIVIDENDS

For any dividends declared and paid by the Company on its outstanding Stock, the same amount of dividends shall be credited to the Award (“Phantom Dividends”), which Phantom Dividends shall be subject to the same restrictions and risk of forfeiture as the Award as set forth in Section 3 above. The amount of such Phantom Dividends shall be accumulated (“Accumulated Phantom Dividends”) during the period commencing on the date of the Award and ending on the applicable Vesting Date. Upon the delivery of Shares in accordance with Section 5 below, such amount of Accumulated Phantom Dividends shall be granted to Employee in shares of Stock. The number of such shares to be granted shall be determined by dividing the Accumulated Phantom Dividends by the Fair Market Value of a Share of Stock on the applicable Vesting Date, rounded down to the nearest whole share.

5.	DELIVERY OF SHARES

The Shares issued to Employee upon vesting will be delivered, without restriction, to Employee as soon as practical after the applicable Vesting Date, but no later than sixty (60) days after the applicable Vesting Date, except as provided under Section 12 below. The Award will be payable in Stock.

6.    CHANGES IN CAPITALIZATION; CHANGE IN CONTROL

A.
If the Company shall at any time change the number of shares of its Stock without new consideration to the Company (such as by stock dividend or stock split), the total number of Shares subject to the Award Agreement hereunder shall be changed in proportion to the change in issued shares. If, during the term of this Award Agreement, the Stock of the Company shall be changed into another kind of securities of the Company or into cash, securities or evidences of indebtedness of another corporation, other property or any combination thereof, whether as a result of reorganization, sale, merger, consolidation, or other similar transaction, the Company shall cause adequate provision to be made whereby Employee shall thereafter be entitled to receive, under this Award Agreement, the cash, securities, evidences of indebtedness, other property or any combination thereof, Employee would have been entitled to receive for Stock acquired through this Award Agreement immediately prior to the effective date of such transaction. If appropriate, the number of Shares of this Award Agreement following such reorganization, sale, merger, consolidation or other similar transaction may be adjusted, in each case in such equitable manner as the Committee may select.

B.
In the event of a Change in Control that involves a Corporate Transaction, Section 12(b) of the Plan will govern this Award. In the event of a Change in Control that does not involve a Corporate Transaction, Section 12(c) of the Plan will govern this Award.

7.    TRANSFER

Neither this Award nor any right or interest of Employee in any Award under the Plan may be assigned, encumbered, transferred or exchanged, voluntarily or involuntarily, otherwise than by will or the laws of descent and distribution.

8.    VOTING RIGHTS

Employee will not have any voting rights with respect to the Restricted Share Units subject to this Award Agreement. Employee will obtain voting rights only after any vested Shares are transferred to Employee.

9.    TAXES AND WITHHOLDING

Issuance of the Award under this Award Agreement, under current applicable laws, will result in various federal and/or state taxes becoming due, including, but not limited to, income and social security. Employee is responsible for the timely payment of these taxes, and, if required by law, provision will be made by the Company to satisfy these obligations by withholding of Shares having a Fair Market Value on the date the taxes are required to be withheld approximately equal to the amount of federal, state and local taxes required to be withheld (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction). The value of the Shares withheld will be determined by using the appropriate method under applicable tax regulations.

10.    ADMINISTRATION

This Award Agreement and your rights under it are subject to all terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The parties acknowledge that the Committee or its designee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, in its sole discretion, all of which shall be binding on Employee.

11.    AMENDMENTS

In the event any new modifications or changes are made to existing laws or applicable stock exchange rules that render any or all of this Award Agreement illegal or unenforceable, this Award Agreement may be amended to the extent necessary in order to carry out the intention of the Award to Employee. The Committee may amend this Award Agreement in other respects, without Employee’s consent, if the amendment will not materially impair Employee’s rights under this Award Agreement as in effect immediately before the amendment.

12.	CODE SECTION 409A

A.
The parties intend that the payments and benefits under the Plan and this Award Agreement comply with Code Section 409A, to the extent applicable, and accordingly, to the maximum extent permitted, the Plan and this Award Agreement shall be interpreted and administered to be in compliance therewith. Any payments described in this Award Agreement or the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.

B.
Notwithstanding any provisions in the Plan to the contrary, to the extent that the Company has any stock which is publicly traded on an established securities market or otherwise, if Employee is a Specified Employee and a Separation from Service occurs, any payment of deferred compensation, within the meaning of Code Section 409A, otherwise payable under this Award Agreement because of employment termination will be suspended until, and will be paid to Employee on, the first day of the seventh month following the month in which Separation from Service occurs. Payments delayed by the preceding sentence shall be accumulated and paid on the earliest administratively feasible date permitted by such sentence. “Specified Employee” shall mean an individual who, at the time of his Separation from Service, is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and Treasury regulation section 1.409A-1(i). For purposes of the preceding sentence, the “specified employee identification date” shall be December 31 (of the prior Plan year) and the “specified employee effective date” shall be the following April 1.

13.    PLAN CONTROLLING

The Award is subject to all of the terms and conditions of the Plan except to the extent that those terms and conditions are supplemented or modified by this Award Agreement, as authorized by the Plan. Capitalized terms used in this Award Agreement and not otherwise defined herein shall have the meanings assigned to them in the Plan. All determinations and interpretations of the Committee shall be binding and conclusive upon Employee and his legal representatives.

14.    QUALIFICATION OF RIGHTS

Neither this Award Agreement nor the existence of the Award shall be construed as giving Employee any right (a) to be retained as an employee of the Company; or (b) as a shareholder with respect to the Shares of Stock underlying the Award until the certificates for the Stock have been issued and delivered to Employee or a book entry has been recorded in the name of Employee with the Company’s transfer agent.

15.    GOVERNING LAW

This Award Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Award Agreement to the substantive law of another jurisdiction. Any action or proceeding seeking to enforce the terms of this Award Agreement or based on any right arising out of this Award Agreement must be brought in the appropriate court located in Dubois County, Indiana, or if jurisdiction will so permit, in the Federal District Court for the Southern District of Indiana located in Evansville, Indiana. The parties hereto consent to the jurisdiction and venue of said courts.

16.    REPRESENTATIONS AND WARRANTIES

A.	Employee represents and warrants that he has received and reviewed a Plan Memorandum, which summarizes the provisions of the Plan.

B.
The Company makes no representations or warranties as to the tax consequences of and benefits vested or payable under this Award, and in no event shall Company be responsible or liable for any taxes, penalties or interest assessed against Employee for any benefit or payment provided under this Award.

C.
Employee represents and warrants his understanding that the grant of the Restricted Share Units by the Company is voluntary and does not create in Employee any contractual or other right to receive future grants of Restricted Share Units, or benefits in lieu of Restricted Share Units in any circumstance. All decisions with respect to any future awards will be made in the sole discretion of the Company.

17.    SUCCESSORS AND ASSIGNS

This Award Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

18.    WAIVER

The failure of a party to insist upon strict adherence to any term of this Award Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Award Agreement.

19.    TITLES

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Award Agreement.

20.    COUNTERPARTS/ COPIES

This Award Agreement may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same agreement. Any copy of this Award Agreement made by reliable means (for example, photocopy, scanned copy or facsimile), is considered an original.

IN WITNESS WHEREOF, the Company has caused the execution hereof by its duly authorized officer and Employee has agreed to the terms and conditions of this Award Agreement, all as of the day and date first above written.

Kimball International, Inc.

By:	/s/ Lonnie P. Nicholson
Lonnie P. Nicholson
Vice President, Chief Administrative Officer
Kimball International, Inc.

The undersigned employee has read, acknowledged and accepts the terms of the Award, the Award Agreement, and the Plan.

/s/ Robert F. Schneider	5/7/2018
Employee Signature	Date